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                                                                    EXHIBIT 12.A

CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
EXCLUDING INTEREST ON DEPOSITS
(In Millions)
                                     1993      1992       1991       1990    1989
                                    ------    ------     ------     ------   ------
FIXED CHARGES:
 INTEREST EXPENSE (OTHER THAN
 INTEREST ON DEPOSITS) (A)           6,324     5,826      5,973      9,414   11,482
 INTEREST FACTOR IN RENT EXPENSE       147       162        171        173      161
                                    ------    ------     ------     ------   ------
  TOTAL FIXED CHARGES                6,471     5,988      6,144      9,587   11,643


INCOME:
 NET INCOME(LOSS)                    1,919(B)    722       (914)(C)    318(D)   498
 INCOME TAXES                          941       696        677        508    1,035
 FIXED CHARGES (A)                   6,471     5,988      6,144      9,587   11,643
                                    ------    ------     ------     ------   ------
  TOTAL INCOME                       9,331     7,406      5,907     10,413   13,176
                                    ======    ======     ======     ======   ======

RATIO OF INCOME TO FIXED CHARGES
 EXCLUDING INTEREST ON DEPOSITS       1.44      1.24       0.96(E)    1.09     1.13
                                    ======    ======     ======     ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
 INTEREST EXPENSE                   16,121    16,327     17,089     23,798   24,218
 INTEREST FACTOR IN RENT EXPENSE       147       162        171        173      161
                                    ------    ------     ------     ------   ------
  TOTAL FIXED CHARGES               16,268    16,489     17,260     23,971   24,379

INCOME:
 NET INCOME(LOSS)                    1,919(B)    722       (914)(C)    318(D)   498
 INCOME TAXES                          941       696        677        508    1,035
 FIXED CHARGES                      16,268    16,489     17,260     23,971   24,379
                                    ------    ------     ------     ------   ------
  TOTAL INCOME                      19,128    17,907     17,023     24,797   25,912
                                    ======    ======     ======     ======   ======
RATIO OF INCOME TO FIXED CHARGES
 INCLUDING INTEREST ON DEPOSITS       1.18      1.09       0.99(E)    1.03     1.06
                                    ======    ======     ======     ======   ======
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(A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S
PRESENTATION.
(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE
EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 109,
"ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
(C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1991 EXCLUDES THE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE FOR VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE FOR CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(E) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED
CHARGES BY THE AMOUNT OF $237 MILLION.